Exhibit (4)(c)

TIAA-CREF Life Insurance Company

730 Third Avenue, New York, N.Y. 10017-3206

Telephone: [800-223-1200]

Guaranteed Lifetime Withdrawal Benefit Rider

Effective Date: [Attached at issue or Upon Receipt]

Rider Specifications

Maximum GLWB Fee *	[ 2.0% ]

Maximum Income Base :	[$5 million ]

Minimum Age to Initiate a GLWB Election	[ 45 ]

Minimum AGWA Lock-In Age (see page 4)	[ 55 ]

Annual Guaranteed Withdrawal Amount Percentages (the “AGWA Percentages”)

Attained Age at Lock-in (For a Joint Life GLWB, the AGWA Percentage will be based on the younger of the two ages.)	Single Life GLWB AGWA Percentage	Joint Life GLWB AGWA Percentage
[55-64]	[4.00%]	[3.50%]
[65-69]	[5.00%]	[4.50%]
[70+]	[5.50%]	[5.00%]

* See further description of the GLWB Fee in the rider. Subject to the maximum stated above, TIAA-CREF Life reserves the right to change the GLWB Fee for all accumulations in any GLWB Account at any time.

This rider is attached to your TIAA-CREF Life Annuity Contract number [xxxxxxxx] and becomes a part of it.

This rider provides the terms and provisions pertaining to an election to participate in the Guaranteed Lifetime Withdrawal Benefit (the “GLWB Election”). The terms and provisions of this rider are specific to any GLWB Election, and the amounts thereunder, and do not modify any terms or provisions pertaining to other amounts under the contract unless explicitly stated. Any terms not specifically defined in this rider should be understood as having the same meanings and applications that they otherwise have under the contract. Any other provisions of the underlying contract not addressed in this rider are applicable equally to a GLWB Election as well as to other amounts under the contract. If, as pertains to amounts under a GLWB Election, any provisions of this rider conflict with any provision of the underlying contract, this rider shall govern. As per the terms of the underlying contract, amounts under this rider are subject to and will be administered to comply with all applicable laws and regulations pertaining to annuities including but not limited to distribution requirements.

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The purpose of the guaranteed withdrawal benefit provided under this rider is to provide security through a stream of monthly income payments to the owner. Any GLWB Election in effect will terminate, and no guaranteed withdrawal benefit will be provided if the GLWB Accumulations are assigned as described in the GLWB Assignment Provision.

PLEASE READ THE RIDER. IT IS IMPORTANT.

The following terms and provisions are added to the contract:

A GLWB Election is an election to participate in the GLWB features described in this rider. A GLWB Election is effective when amounts are first allocated to the GLWB Accounts or on such subsequent date the amounts are first allocated to the GLWB Accounts after any previous GLWB Election had terminated. No more than one GLWB Election can be effective under this rider at any time. In addition, the GLWB Owner under a GLWB Election in effect under this rider may not simultaneously be the GLWB Owner under any other GLWB Election in effect under any other variable annuity contract issued by TIAA-CREF Life with a substantially similar GLWB option, except as follows. The only exception where such GLWB Owner may simultaneously be the GLWB Owner of another GLWB Election is if the second such ownership arises under another contract in which the ownership resulted from the death of a spouse who was the owner of the contract prior to his or her death

The Annual Guaranteed Withdrawal Amount (AGWA) is the amount that may be withdrawn each GLWB Year under your contract for as long as you live, or, in the case of a Joint Life GLWB, for as long as either you or the GLWB Joint Owner, are alive, as described below. In no event will the AGWA ever be greater than [$275,000] for a Single Life GLWB or [$250,000] for a Joint Life GLWB.

A Single Life GLWB is a GLWB Election under which the AGWA will be paid after the Lock-In Date and for as long as a single natural person called the GLWB Owner is alive.

A Joint Life GLWB is a GLWB Election under which the AGWA will be paid after the Lock-In Date and for as long as either you who are the GLWB Owner or a second natural person called the GLWB Joint Owner is alive.

GLWB Ownership. Under a GLWB Election the following conditions are required and must be true at the time of the GLWB Election and throughout the term of this Rider, and the GLWB provisions will be administered subject to these conditions:

-	For a Single Life GLWB, the GLWB Owner is an owner of the contract
-	For a Joint Life GLWB,
o	the GLWB Owner and the GLWB Joint Owner are both co-owners of the contract and are each other’s spouse, or
o

The GLWB Owner is the owner of the contract, the GLWB Joint Owner is the spouse of the GLWB Owner, and the beneficiary designation is such that the GLWB Joint Owner is the sole beneficiary of the GLWB Owner upon the death of the GLWB Owner.

-	The annuitant under the contract is an owner of the contract and is also the GLWB Owner
-	The GLWB Owner must be at least 45 years old.
-	All contract owners must be natural persons.

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GLWB Accounts are the investment accounts made available under the Separate Account under the contract for use in connection with the GLWB rider. The GLWB Accounts available as of the effective date of this rider are as follows:

[Account 1]

[Account 2]

[Account 3]

We may change the GLWB Accounts at any time upon notice to you.

The GLWB Accumulation as of any business day is the then current value of your accumulations under your GLWB Election in all the GLWB Accounts as of the close of that business day. The GLWB Accumulation is a part of your Contract Accumulation.

A GLWB Contribution is any transaction adding amounts to any GLWB Accounts, but excludes any GLWB Transfer.

A GLWB Withdrawal is any transaction removing amounts from the GLWB Accumulation during the GLWB Accumulation Phase or the GLWB Withdrawal Phase. These include, but are not limited to, transfers, distributions, contract surrenders or discontinuances, annuitization, AGWA Withdrawals, and GLWB Excess Withdrawals. The GLWB Accumulation is reduced by the amount of any GLWB withdrawal. After a GLWB Withdrawal, other than an AGWA Withdrawal, no GLWB Contribution may be applied to the GLWB Account from which the GLWB Withdrawal was made for a period of 90 days.

The GLWB Birthday is the anniversary of the birth of the GLWB Owner. Any calculation under this Rider that would normally be performed on the GLWB Birthday will be performed on the business day immediately prior to the GLWB Birthday in the event the GLWB Birthday is not a business day.

An AGWA Withdrawal is, for any GLWB Year, any amount withdrawn under this Rider during the GLWB Withdrawal Phase that together with other withdrawals made in that GLWB Year do not exceed the AGWA.

GLWB Excess Withdrawals are any part of any withdrawal from the GLWB Accumulation made in a GLWB Year during the GLWB Withdrawal Phase after the AGWA for that GLWB Year has already been withdrawn.

A GLWB Transfer is a transfer of accumulations from one GLWB Account to another GLWB Account. GLWB Transfers will have no effect on the HBV, Income Base, or AGWA.

The Lock-In Date for a GLWB Election is the date as of which the AGWA is initially determined for that GLWB Election.

Your Highest Birthdate Value (HBV) is set equal to the GLWB Accumulation on the date a GLWB Election is effective. Thereafter, during the GLWB Accumulation Phase it is equal to the highest value of the GLWB Accumulation as of each GLWB Birthday between the date the GLWB Election is effective and the end of the GLWB Accumulation Phase. The HBV plays no role in your benefits after the end of the GLWB Accumulation Phase. In determining the HBV, the GLWB Accumulation on each GLWB Birthday will be net of any transactions effective on that day.

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The Income Base of the GLWB Election is the value that will be used to determine the amount of the AGWA. The Income Base is set equal to the GLWB Accumulation on the date the GLWB Election is effective. Thereafter, during the GLWB Accumulation Phase, the Income Base as of any business day is equal to the greater of the GLWB Accumulation and the HBV as of the close of such business day. In determining the Income Base, the GLWB Accumulation on any day will be net of any transactions effective on that day. Beginning on the Lock-In Date the Income Base will remain at its value as of the prior business day and will change only as a result of subsequent GLWB Contributions, GLWB Excess Withdrawals, or Step-Ups as described in this Rider. However, under no circumstances will the Income Base ever be greater than the Maximum Income Base shown on the first page of this Rider. This maximum applies to the total Income Base across all variable annuity contracts you may have, issued by TIAA-CREF Life with a substantially similar GLWB option in effect. TIAA-CREF Life reserves the right to increase this maximum. The value of the Income Base at any point in time does not represent the amount available under this rider for withdrawal or as a death benefit.

A GLWB Year is the period of time beginning on each GLWB Birthday and ending on the day prior to the GLWB Birthday in the following year.

GLWB Accumulation Phase. The GLWB Accumulation Phase is the period of time beginning on the date the GLWB Election is effective and ending on the Lock-In Date. In the event that the GLWB Accumulation is depleted and there is a non-zero Income Base, then the GLWB Election will go directly to GLWB Payout Phase upon Lock-In.

GLWB Withdrawal Phase. The GLWB Withdrawal Phase is the period of time beginning on the Lock-In Date and ending on the earliest of A) the date the GLWB Accumulation is exhausted whether by an AGWA Withdrawal or by a GLWB Excess Withdrawal, B) the earliest date as of which you and, if applicable, the GLWB Joint Owner, have died, or C) the date the GLWB Election is converted to a life annuity, as described below.

GLWB Payout Phase. GLWB Payout Phase begins on the date the GLWB Withdrawal Phase ends as a result of the GLWB Accumulation being exhausted, other than by way of a GLWB Excess Withdrawal, while you and/or the GLWB Joint Owner, if applicable, are still alive and while an AGWA is still payable, and ends on the earliest date as of which you and, if applicable, the GLWB Joint Owner, have died. If during the GLWB Withdrawal Phase your GLWB accumulation is depleted by a GLWB Withdrawal which is at least in part a GLWB Excess Withdrawal, your GLWB Election is terminated and we will have no further obligations under that GLWB Election. During the GLWB Payout Phase, the full AGWA is payable each GLWB Year and will be paid in monthly installments unless you direct us otherwise. In the GLWB Year that the GLWB Election first enters the GLWB Payout Phase, if the total withdrawals for the year are less than the AGWA, the remaining AGWA will be paid in a lump sum. However, no further payments will be made under a GLWB Election after the death that ends the GLWB Payout Phase has occurred even if the full AGWA payment for that GLWB Year has not yet been paid. No GLWB Contributions are permitted during the GLWB Payout Phase and no GLWB Excess Withdrawals are available during the GLWB Payout Phase. During the GLWB Payout Phase the AGWA is paid from the General Account.

Locking in the AGWA. On any business day that is A) after the date the GLWB Election is effective, B) on or after your 55th birthday and C) after the end of the contract’s right-to-cancel period, you may “lock-in” your Single Life GLWB. In addition to these requirements, for a Joint Life GLWB the GLWB Joint Owner must be at least age 55 in order for you to lock in. The GLWB Lock-In Date may not be later than the Latest Annuity Starting Date for life annuities. If such date is reached and you have not provided us with Lock-In instructions, we will follow whichever of A and B produces the greater benefit, as follows:

A)	a Lock-In as a Single Life GLWB with you as the GLWB Owner;

B)

An annuitization of the GLWB Accumulation under the contract’s applicable annuity purchase rates for an otherwise identical life annuity. Such an annuitization would reduce the GLWB Accumulation to zero and terminate the GLWB Election

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The choice of a Single Life GLWB or Joint Life GLWB is set as of the Lock-In Date, as is any GLWB Joint Owner. The GLWB Owner and GLWB Joint Owner, if any, under a GLWB Election may not be changed after locking in the AGWA for that GLWB Election. A Lock-In must be for the full amount of AGWA available; no partial lock-in is permitted. The amount of the AGWA will be initially set equal to the Income Base as of the close of the last business day prior to the Lock-In Date, multiplied by the applicable AGWA Percentages, shown on the first page of this Rider.

The AGWA Percentage for a Joint Life GLWB will be based on the younger of the ages of the GLWB Owner or the GLWB Joint Owner. The AGWA Percentage for a GLWB Election is permanently established on the Lock-In Date and will not change. If on the Lock-In Date the calculated AGWA would be less than [$250], no AGWA will be established. Instead, the GLWB Accumulation will be paid to you in a lump-sum and the GLWB Election will terminate.

Withdrawal of the AGWA. After the AGWA is locked in, you may, for as long as you live, or, if applicable, for as long as either you or the GLWB Joint Owner lives, withdraw up to the AGWA in each GLWB Year, regardless of the GLWB Accumulation. Generally, payment of the AGWA must be taken in the form of monthly installments each equaling one-twelfth of the full AGWA; however we may make other payment schedules available. Total withdrawals that are equal to or less than the AGWA in a given GLWB Year will not reduce the AGWA in subsequent GLWB Years. If the entire AGWA is not withdrawn in a given GLWB Year, the portion not taken will “expire” at the end of the year and will not increase the AGWA in subsequent years. Once withdrawals exceed the AGWA they will be deemed GLWB Excess Withdrawals, and will reduce the AGWA in future years as described below. If your AGWA is being paid in periodic installments and your AGWA is reduced in accordance with the terms of this rider, you must provide us with instructions to reduce the periodic payments accordingly. The failure to provide such instructions may result in one or more of your periodic withdrawals being treated as a GLWB Excess Withdrawal as described below.

The AGWA will be reduced in the GLWB Year that includes the Lock-In Date. The AGWA amount payable for that GLWB Year will equal the AGWA otherwise payable in other GLWB Years, multiplied by A and divided by B where A is the number of days between the Lock-In Date and the day before the next GLWB Birthday, and B is 365. After that birthday, 100% of the AGWA may be withdrawn in any GLWB Year without any Excess Withdrawal adjustment as described below. If the Lock-In Date is the GLWB Birthday, no such reduction will apply.

AGWA Step-Ups. During the GLWB Withdrawal Phase, the AGWA has the potential to be increased or “Stepped-Up”. The determination of eligibility for a Step-Up occurs automatically every year on the business day before the GLWB Birthday. If on such day the GLWB Accumulation is greater than the Income Base, the GLWB Accumulation becomes the Income Base and the AGWA will be set equal the new Income Base multiplied by the applicable AGWA Percentage. In determining the eligibility for a Step-Up, the GLWB Accumulation on such day will be net of any transactions effective on that day. If on such day the GLWB Accumulation is not greater than the Income Base, the Income Base and the AGWA do not change and the process is repeated on the business day before the next GLWB Birthday. If there is a Step-Up to the AGWA, the new higher AGWA takes effect for the GLWB Year which begins on the GLWB Birthday that is after the day on which the Step-Up was determined.

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Effect of GLWB Contributions. Unless we have exercised our right to stop accepting GLWB Contributions, you may make additional GLWB Contributions during the GLWB Accumulation Phase and the GLWB Withdrawal Phase. During the GLWB Accumulation Phase, any GLWB Contribution will increase the Income Base, the Accumulation Value and the HBV by the amount of the GLWB Contribution. During the GLWB Withdrawal Phase, any GLWB Contribution increases the Income Base by the amount of the GLWB Contribution. GLWB Contributions during the GLWB Withdrawal Phase immediately increase the AGWA. The increase will be equal to the amount of the contribution multiplied by the applicable AGWA Percentage. However, for an additional GLWB Contribution made during the GLWB Withdrawal Phase that is within the GLWB Year that includes the Lock-In Date, the amount of additional AGWA available for withdrawal for that GLWB Year will be pro-rated based on the following formula: the additional GLWB Contribution, multiplied by A and divided by B where A is the number of days between the date of the additional GLWB Contribution and the day before the next GLWB Birthday, and B is 365. GLWB Contributions are not allowed during the GLWB Payout Phase.

GLWB Withdrawals During the GLWB Accumulation Phase. You may withdraw some or all of your GLWB Accumulation during the GLWB Accumulation Phase. Such withdrawals are subject to the restrictions otherwise applicable to withdrawals from other investment accounts under your contract. Such withdrawals reduce the GLWB Accumulation by the dollar amount of the withdrawal. Such withdrawals also reduce the HBV and the Income Base by a percentage equaling the ratio of the amount of the withdrawal to the GLWB Accumulation as of the close of business on the effective date of the withdrawal, but prior to the reduction of the GLWB Accumulation by the withdrawal amount. If you withdraw all of your GLWB Accumulation during the GLWB Accumulation Phase, your GLWB Election is terminated and we will have no further obligations under that GLWB Election.

Effect of GLWB Excess Withdrawals. Any GLWB Excess Withdrawals are subject to any restrictions otherwise applicable to withdrawals from other investment accounts under your contract. GLWB Excess Withdrawals reduce the GLWB Accumulation by the dollar amount of the GLWB Excess Withdrawal. GLWB Excess Withdrawals will also reduce the Income Base by a percentage equaling the ratio of the amount of the GLWB Excess Withdrawal to the GLWB Accumulation as of the close of the effective date of the GLWB Excess Withdrawal but prior to the reduction of the GLWB Accumulation by the GLWB Excess Withdrawal amount. If a GLWB Excess Withdrawal reduces the Income Base, then the AGWA will decrease immediately by the amount equal to the product of A) the applicable AGWA Percentage, and B) the amount of the decrease in the Income Base. The impact of this is that a GLWB Excess Withdrawal could reduce the AGWA by more than the dollar amount of the withdrawal. If a single withdrawal request completes the AGWA for the GLWB Year and also consists of a GLWB Excess Withdrawal, only the portion representing a GLWB Excess Withdrawal will be treated as such. If during the GLWB Withdrawal Phase, your GLWB accumulation is depleted by a GLWB Withdrawal which is at least in part a GLWB Excess Withdrawal, your GLWB Election is terminated and we will have no further obligations under that GLWB Election. A GLWB Excess Withdrawal for any GLWB Year is not reduced by the amount of any GLWB Contributions that occur after the first GLWB Excess Withdrawal during that GLWB Year. Thus, once any withdrawal during a GLWB Year is treated at least in part as a GLWB Excess Withdrawal, all subsequent GLWB Withdrawals during that GLWB Year will also be treated as GLWB Excess Withdrawals.

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GLWB and the Latest Annuity Starting Date. If, as of the latest annuity starting date as described in the contract, this rider is in the GLWB Withdrawal Phase of a Single Life GLWB, the GLWB Election will be converted to a one-life annuity on the life of the GLWB Owner and any remaining GLWB Accumulation will be reduced to zero and no further benefits or payments will be available under the GLWB Election. If on such date either the GLWB Owner or the GLWB Joint Owner, or both, are alive during the Withdrawal Phase of a Joint Life GLWB, the GLWB Election will be converted to a life annuity payable for as long as either GLWB Owner or the GLWB Joint Owner is alive. Any remaining GLWB Accumulation will be reduced to zero and no further benefits or payments will be available under the GLWB Election. The amount of the annuity benefit payable under the annuities resulting from the conversions described above will be the greater of the AGWA that was payable under the GLWB Election and the amount that would result from the application of the then current GLWB Accumulation to the contract’s applicable annuity purchase rates for an otherwise identical life annuity.

Any GLWB Accumulations that you elect to annuitize under the contract’s otherwise available annuity purchase provisions prior to the automatic conversions described above, may be required to first be transferred from the GLWB Accumulation to a non-GLWB Account from which they can be annuitized on the following business day.

GLWB Death Benefit. If you die during the GLWB Accumulation Phase, the death benefit attributable to the GLWB Election will be a lump-sum payment of the GLWB Accumulation. If ownership of the contract is assumed by the deceased owner’s spouse under the terms of the contract, the GLWB Accumulation will be treated as having been withdrawn from the GLWB Election and the GLWB Election terminated upon the death of the deceased owner.

If you die during the GLWB Withdrawal Phase, the death benefit attributable to the GLWB Election will be payable as follows:

-For non-spouse beneficiaries including former spouses, a lump-sum payment equal to the GLWB Accumulation (if any).

-For spouse beneficiaries only

- Under a Single Life GLWB Election, the GLWB Election terminates. Your spouse beneficiary can choose to receive the death benefit as would a non-spouse beneficiary. Alternatively, your spouse is eligible to continue as owner of the contract. If your spouse is at least age 45 or upon attaining age 45 he/she may enter his or her own Single Life GLWB Election. At age 55, your spouse can choose to lock in with an AGWA based on the applicable AGWA Percentages for his or her then current age.

- Under a Joint Life GLWB Election, the surviving GLWB Joint Owner assumes the GLWB Owner’s withdrawal rights, and the Joint Life GLWB

Election continues. If the GLWB Joint Owner has also died, a lump-sum payment equal to the GLWB Accumulation (if any) becomes payable.

Under a Single Life GLWB, if you die during the GLWB Payout Phase, the AGWA payments end and no GLWB death benefit is payable. Under a Joint Life GLWB, once the GLWB Payout Phase has commenced and both you and the GLWB Joint Owner have died, AGWA payments will end and no GLWB death benefit is payable, regardless of whether or not one of you died prior to the GLWB Payout Phase.

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Under a Joint Life GLWB, no change in benefit occurs as a result of the first death of the GLWB Owner or the GLWB Joint Owner, whether that first death occurs in the GLWB Withdrawal Phase or the GLWB Payout Phase.

Any Guaranteed Minimum Death Benefit provision that has been elected under the contract applies to the payment of the GLWB Accumulation to the extent it becomes payable as a death benefit. All GLWB Withdrawals will be included in the calculation of the adjusted sum of withdrawals associated with any such Guaranteed Minimum Death Benefit.

Additional GLWB Accounts Separate Account Charge. The Separate Account Charge for each of the GLWB Accounts will include an additional GLWB Fee. This fee may vary among different GLWB Accounts. The GLWB Fee for any GLWB Account will be a percentage of the GLWB Account’s average net assets not to exceed the maximum effective annual rate stated on the first page of this rider.

Subject to this maximum, TIAA-CREF Life reserves the right to change the GLWB Fee for all accumulations in any GLWB Account at any time. Upon termination of a GLWB Election, the GLWB Fee associated with that GLWB Election will cease to apply.

The mortality and expense risk charge and the administrative expense charge will apply to the GLWB Accounts and operate in accordance with provisions of the mortality and expense risk charge and the administrative expense charge for other investment accounts as described in the contract.

GLWB Termination Rights and Restrictions. TIAA-CREF Life reserves the right to stop accepting any future GLWB contributions into one, some, or all GLWB Accounts. TIAA-CREF Life also reserves the right to add, change, or delete one or more GLWB Accounts so long as at least one GLWB Account remains available for as long as there remains GLWB Accumulation under this contract or other similar contracts utilizing such GLWB Accounts. If the underlying contract is terminated, then any GLWB Election under this rider is also terminated. At any time that no benefits remain payable under any GLWB Election under this rider, such GLWB Election is terminated.

TIAA-CREF also reserves the right to impose other investment restrictions that you must follow in order to keep a GLWB Election in effect. Such restrictions may include requiring that GLWB Accumulations be maintained in specified GLWB Accounts:

-	in accordance with minimum and maximum percentages;
-	in accordance with approved asset allocation models; or
-	in accordance with any other investment program(s) approved and designated by us.

We may also prohibit you from investing in certain GLWB Accounts for a specified period of time, and/or require that you participate in an automatic account rebalancing program.

We may make any of the modifications described in this provision at any time when we believe the modifications are necessary to protect our ability to provide the guarantees under the GLWB rider. We will provide you with written notice at least [30] Calendar Days before any such changes take effect. If you have not complied with the changes within [30] Calendar Days from the date of our notice to you, then we will treat the GLWB Accumulation invested in the GLWB Account that is no longer available as withdrawn from the GLWB Election, which will have the effect of terminating your GLWB election if the amount so withdrawn was the entirety of the GLWB Accumulation.

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If a GLWB Election is terminated as described above, you may not make a new GLWB Election effective until 90 days have elapsed since the prior GLWB Election was terminated. We reserve the right to stop allowing new GLWB Elections at any time.

GLWB Date of Birth Corrections. If we become aware of a correction to your date of birth or, if applicable, your GLWB Joint Owner’s date of birth, we will make corrections as follows:

-	If we receive the correction during the GLWB Accumulation Phase, the HBV will be recalculated in accordance with the correct date of birth.
-

If we receive the correction during the GLWB Withdrawal Phase and with the corrected date of birth you were not below the minimum lock-in age as of the Lock-In Date, but the corrected date of birth would have changed the applicable AGWA Percentage, the AGWA amount will be recalculated for the current year and future years. In this case, no adjustments – positive or negative – will be made in connection with payments or withdrawals made before the correction.

-

If the correction is received during the GLWB Withdrawal Phase and with the corrected date of birth you were below the minimum lock-in age as of the Lock-In Date, your previously processed lock-in will be nullified and all impacted values will be adjusted to fairly reflect the effects of any interim withdrawals. A new affirmative election to lock-in would be required once you attain age 55.

-	All future Step-Up evaluations will be based on the corrected date of birth.
-	Date of birth corrections received during the GLWB Payout Phase will have no impact.

GLWB Assignment. Neither GLWB Accumulations nor any GLWB payments may be assigned after the Lock-In Date and any attempt to assign will be void at the outset. Any assignment of the contract prior to the Lock-In Date will result in the termination of the GLWB Election.

Effect of Divorce on GLWB Benefits. In the event a GLWB Owner is divorced while a GLWB Election is in effect, the GLWB Owner(s) must provide written notice of the divorce to us, in a form acceptable to us, indicating the terms of the applicable qualified domestic relations order (QDRO) or other legally valid order with regard to the Contract. If we are so informed that the Contract will be divided between two Contracts to be separately owned by each former spouse, the GLWB Election will be apportioned into two effective GLWB Elections in accordance with the terms of the applicable qualified domestic relations order (QDRO) or other legally valid order, and pursuant to the following rules which will apply in addition to all otherwise applicable GLWB provisions of this rider:

For a GLWB Election in the GLWB Accumulation Phase:

-	The GLWB Accumulation, Income Base, and HBV will be apportioned between the resulting GLWB Elections,
-	The same GLWB Birthday as was previously applicable will apply to both resulting GLWB Elections.
-

Both of the resulting GLWB Elections can subsequently lock into a Single Life GLWB Election or a Joint Life GLWB (subject to standard GLWB ownership conditions) at the AGWA Percentages applicable to each one, respectively, at the ages specified.

For a Single Life GLWB Election in the GLWB Withdrawal Phase:

-	The GLWB Accumulation, Income base, and AGWA will be apportioned between the resulting Single Life GLWB Elections.

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-	The same GLWB Birthday as was previously applicable will apply to both resulting GLWB Elections.
-	Both of the resulting Single Life GLWB Elections will pay their AGWA only for as long as the original GLWB Owner is alive.
-	The same AGWA Percentage applicable to the original Election applies to both resulting GLWB Elections

For a Joint Life GLWB Election in the GLWB Withdrawal Phase:

-	The GLWB Accumulation, Income base, and AGWA will be apportioned between the resulting Single Life GLWB Elections.
-	The same GLWB Birthday as was previously applicable will apply to both resulting GLWB Elections.
-	Each of the resulting Single Life GLWB Elections will pay its AGWA for as long as its GLWB Owner is alive.
-	The same AGWA Percentage applicable to the original Election applies to both resulting GLWB Elections.

For a Single Life GLWB Election in the GLWB Payout Phase:

-	The AGWA will be apportioned between the resulting Single Life GLWB Elections.
-	Both of the resulting Single Life GLWB Elections will pay their AGWA only for as long as the original GLWB Owner is alive.

For a Joint Life GLWB Election in the GLWB Payout Phase:

-	The AGWA will be apportioned between the resulting Single Life GLWB Elections.
-	Each of the resulting Single Life GLWB Elections will pay its AGWA for as long as its GLWB Owner is alive.

In the event the order awards the contact entirely to one of the two parties, then a single contract owned by that party will result with the above procedures followed under a 100% apportionment to the owning party.

Conformity with Interstate Insurance Product Regulation Commission (IIPRC) Standards

This rider was approved under the authority of the IIPRC and issued under the Commission standards. Any provision of this rider that, on the provision’s effective date, is in conflict with IIPRC standards for Individual Deferred Variable Annuity Contract is hereby amended to conform to such standards as of the provision’s effective date.

The Systematic Withdrawal, Systematic Withdrawals to Pay Financial Advisor Fees, Dollar-Cost Averaging, and Automatic Account Rebalancing features of the contract, if any, are not available in connection with the GLWB Accumulations.

The Maintenance Charge section of your contract is modified by adding the following:

Such proration will only include amounts in your GLWB Accumulations if your GLWB Election is in the GLWB Accumulation Phase. If your GLWB Election no longer in the GLWB Accumulation Phase, then the proration will not include amounts in your GLWB Accumulation and any portion of the maintenance charge in excess of the Money Market Account Accumulation for which no other accumulation is available, will be waived.

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The Reports section of your contract is modified by adding the following:

For any GLWB Election that may be in effect under a GLWB Rider attached to this contract, the report will provide:

(i)	notification that you may contact us to find out what the prospective AGWA is for a GLWB Election in the GLWB Withdrawal Phase, or
(ii)	The current AGWA for a GLWB Election that has locked in.

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